Exhibit 99

PRESS RELEASE

Parallel Petroleum Corporation

1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701	(432) 684-3727	Manager of Investor Relations
http://www.plll.com		cindyt@plll.com

PARALLEL PETROLEUM ANNOUNCES OPERATIONS UPDATE

MIDLAND, Texas, (BUSINESS WIRE), August 2, 2005 – Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its operations update. Please refer to the Company’s recent news releases dated January 11, 2005, March 15, 2005, and May 9, 2005 for prior information on the Company’s operations and its $43.7 million 2005 capital investment budget.

Current Operations by Area/Property

Permian Basin

The Permian Basin generated approximately 71% of Parallel’s second quarter 2005 daily production (2,614 BOE per day) and represented approximately 90% of its reserve value as of December 31, 2004.

Fullerton San Andres Field, Andrews County, Texas – This property generated approximately 42% of the Company’s second quarter 2005 daily production (1,545 BOE per day) and represented approximately 48% of its reserve value as of December 31, 2004.

This property was acquired in December 2002 for approximately $46.1 million. During the fourth quarter of 2004, the Company acquired additional interests in the property for approximately $20.9 million. Development of this property through the end of 2004 primarily consisted of the re-stimulation of approximately 80 existing producing wells and the drilling of six new producing wells.

The Company budgeted approximately $3.7 million to fund 6 re-fracs and the drilling and completion of 13 new infill wells in the field during 2005. Parallel was able to secure a rig last April to drill 3 of the 13 wells. These first three are in the initial stages of production. The Company anticipates completing the drilling program with a rig scheduled to be in the field during August. Parallel’s average working interest in the Fullerton properties is approximately 82%.

Carm-Ann San Andres Field/N. Means Queen Unit, Andrews & Gaines Counties, Texas – These properties generated approximately 10% of the Company’s second quarter 2005 daily production (351 BOE per day) and represented approximately 11% of its reserve value as of December 31, 2004.

Parallel acquired these properties for a combined net purchase price of approximately $18.7 million through multiple transactions in the fourth quarter of 2004 and the first quarter of 2005. This acquisition established a new core operating area that is located within 50 miles of the Company’s Midland, Texas, headquarters.

The assets include 25 leases covering 5,360 gross contiguous acres, with 67 gross producing oil and natural gas wells. Within the 5,360 acres, approximately 1,600 acres are productive from the San Andres formation at a depth of approximately 4,500 feet. The San Andres is currently drilled on 40-acre spacing and has never been waterflooded. Parallel has initiated a 20-acre infill drilling program in preparation for the installation of a waterflood.

The Company originally budgeted approximately $4.1 million for the Carm-Ann/N. Means Queen properties in 2005 to fund 22 workovers and the drilling of 13 new infill wells. The drilling portion of the capital development program was expanded to a total of 16 San Andres infill wells, eight of which are located on producing well locations, and eight of which are located on injection well locations. One Queen formation producing well location was also planned. All 17 wells have been drilled, and 13 of the San Andres wells are now on production. Completion operations on the remaining 3 San Andres wells and the Queen well are either underway or pending. For the 13 completed wells, “first tests”, on a gross basis, have ranged from 10 barrels of oil per day (bopd) to 131 bopd and have averaged 45 bopd per well. The Company’s risk adjusted,

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Parallel Petroleum Announces Operations Update

August 2, 2005

expected initial rate was 21 bopd. Severe initial decline rates have not been observed at Carm-Ann, which has yielded an average per well rate, at 30 days, of 47 bopd. Based on these results, the Company is planning to accelerate the San Andres development infill program with the drilling of another 10 wells in the fourth quarter. In the interim, emphasis will be shifted to the workover program. Parallel’s average working interest in these properties is approximately 77%.

Diamond M Shallow Leases, Scurry County, Texas – This property generated approximately 2% of the Company’s second quarter 2005 daily production (77 BOE per day) and represented approximately 13% of its reserve value as of December 31, 2004.

The company completed a 30-well infill development program during 2004, with one-third of the wells drilled on producing well locations and two-thirds of the wells drilled on injection well locations. All but 2 of the injection wells were initially equipped and allowed to produce prior to their conversion to water injectors for purposes of formation conditioning. At present, 5 wells remain to be placed in injection service. The next round of development drilling will be initiated after full evaluation of the initial waterflood response.

The Company budgeted a total of $5.0 million in 2005 to fund 16 workovers and well conversions in this project throughout the year and for a 15-well development drilling program during the fourth quarter of 2005, pending satisfactory waterflood response. Parallel’s average working interest in these properties is approximately 66%.

Diamond M Canyon Reef Unit, Scurry County, Texas – This property generated approximately 6% of the Company’s second quarter 2005 daily production (203 BOE per day) and represented approximately 9% of its reserve value as of December 31, 2004.

A total of $9.4 million was budgeted for 2005 to fund the workover of 24 wells, the drilling of 3 new wells, associated equipment upgrades, and the acquisition of a new 3-D seismic survey. The Company initiated activity on its 24-well workover program in the first quarter of 2005, with activity to date having occurred on 14 wells. All but 3 of these workovers consisted of the reactivation and deepening of previously abandoned wells. Two of the workovers were terminated due to deteriorated wellbore conditions, and 2 workovers resulted in no incremental production. Two wells have just recently been placed on pump, and 2 workovers are currently active. Early tests on the remaining 6 wells have ranged from 14 bopd to 128 bopd, with an average gross production of 51 bopd per well. Factoring in the 2 unsuccessful wells, the average initial production rate has been 38 barrels of oil per day, which is in line with the Company’s risk adjusted expectations. Parallel’s average working interest in this property is approximately 66%.

New Mexico Wolfcamp Gas Project – This project generated approximately 3% of the Company’s second quarter 2005 daily production (98 BOE per day) and represented less than 1% of its reserve value as of December 31, 2004. Parallel previously referred to this interval as the Abo formation but is now categorizing it as the Wolfcamp formation to be consistent with the naming convention established by the State of New Mexico.

This project consists of three areas in which the primary target is the Wolfcamp formation at a depth of approximately 5,000 feet. The Wolfcamp formation is a known natural gas-producing reservoir but historically has been marginally economic due to low per-well producing rates and low natural gas prices. Parallel believes this project’s reservoir can be more efficiently exploited through the application of new horizontal drilling and hydraulic fracture stimulation technologies.

Area 1 – This part of the project consists of approximately 5,200 acres, net to Parallel. Parallel’s base working interest in this area is approximately 8.5%. Since December 2003, Parallel has participated in the drilling of 6 Wolfcamp horizontal gas wells operated by Perenco, LLC. Five wells are currently producing to sales. The Thames No. 1, which went to sales in June 2004, has cumulative production of approximately 0.4 Bcf of gas through May 2005 and continues to produce at the rate of approximately 722 gross Mcf of gas per day. Three wells are each producing approximately 75 to 100 gross Mcf of gas per day. The most recent well

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Parallel Petroleum Announces Operations Update

August 2, 2005

to go to sales in February 2005 is producing at approximately 500 Mcf of gas per day. One well is awaiting pipeline installation. Parallel believes the lesser producing wells are performing in a manner similar to historical vertical wells, which have averaged cumulative production of approximately 0.25 Bcf per well, rather than efficiently completed horizontal wells. The best vertical completion in the trend has cumulative production of approximately 0.8 Bcf of gas since 1989 and continues to produce at a rate of approximately 100 Mcf of gas per day. Parallel does not own an interest in this well.

LCX Energy, LLC which purchased the assets of Perenco earlier this year, becoming the principle operating partner in Area 1, has initiated the drilling of its first horizontal well, the 1625 Fed Com No. 271. The well is currently drilling in the vertical pilot hole below 4,300 feet. The target zone and horizontal objective is the Wolfcamp interval at approximately 4,850 feet. LCX anticipates moving in a second rig within the next few weeks to accelerate the drilling program.

Parallel also has within Area 1 an approximate 18.1% working interest in the EOG Resources Inc. (NYSE: EOG) operated Nile No. 22-1H well. The well was drilled horizontally, with a lateral of approximately 4,000 feet, and was multi-stage fracture stimulated and placed on sales during the last week of February. The well has cumulative production of approximately 0.3 Bcf of gas through May 2005 and continues to flow to sales at an approximate rate of 2,000 Mcf of gas per day, or 333 gross BOE per day (approximately 48 BOE per day, net to Parallel). Though it is very early in the productive history of this well, the Company is encouraged by the well performance to date.

EOG Resources Inc. (NYSE: EOG) has also finished the drilling and completion of the Jordan No. 22-1H horizontal well, which is a direct offset to the Nile No. 22-1H well. The well began flowing to sales at an undisclosed rate during the past week. Parallel has an approximate 9% working interest in the Jordan No. 22-1H.

Area 2 – This part of the project, which is contiguous to Area 1, consists of approximately 30,000 acres, net to Parallel, and will be operated by Parallel. The Company initiated well operations in the second quarter of 2005 with the re-entry of a plugged and abandoned well to determine the economic viability of properly stimulated vertical wells and to collect basic data for utilization in horizontal well design. This well is currently awaiting final testing and pipeline connection. Additional re-entries and horizontal drilling are expected to follow during the fourth quarter. The Company owns an 85.0% working interest in this area.

Area 3 – This part of the project, which is contiguous to Area 1, consists of approximately 2,300 acres, net to Parallel, and will be operated by Parallel. The Company expects to initiate well operations in the third quarter of 2005 with the drilling of a horizontal well. The Company owns an 85.0% working interest in this area.

Techniques and procedures utilized will continue to be refined, based on all available information derived from Areas 1, 2 and 3. Based upon the results of the initial wells drilled and re-entered, Parallel believes this project has the potential to become a multi-well, long-life gas project that will be developed over the next three to five years. Initially, wells are being drilled on 320-acre spacing. After sufficient reservoir data has been evaluated, down-spacing may be a viable option. Parallel is orienting initial development to accommodate future down-spacing.

The Company budgeted approximately $7.6 million for the New Mexico properties in 2005 for 3 re-entries, 6 new wells, and additional leasehold acquisitions.

Other Permian Basin Projects – Other Permian Basin projects generated approximately 9% of the Company’s second quarter 2005 daily production (340 BOE per day) and represented approximately 9% of its reserve value as of December 31, 2004.

The Company budgeted approximately $2.0 million for other Permian Basin properties in 2005, primarily for lease and well equipment and capitalized overhead.

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Parallel Petroleum Announces Operations Update

August 2, 2005

Onshore Gulf Coast of South Texas

Yegua/Frio/Wilcox Gas Project, Jackson and Wharton Counties, Texas – This project generated approximately 24% of the Company’s second quarter 2005 daily production (880 BOE per day) and represented approximately 9% of its reserve value as of December 31, 2004.

The Company budgeted approximately $0.9 million for the Yegua/Frio gas project in 2005 for the drilling and completion of 3 wells. All 3 wells have been drilled. Two of the wells were dry holes, and the third well is producing at the rate of 450 Mcf. Parallel owns a 2.5% working interest in the producing well.

Through an acreage contribution, Parallel has participated in the drilling of three 12,000-foot Wilcox wells in Jackson County, Texas. The first well began flowing to sales on March 13, 2005, and is currently flowing at an approximate rate of 11,000 Mcf of gas and 187 barrels of oil per day, or 2,020 BOE per day (approximately 216 BOE per day net to Parallel), on a 21/64-inch choke with flowing tubing pressure of 5,600 pounds per square inch. Parallel’s working interest (before payout) in the well is approximately 15.9% and net revenue interest (before payout) is approximately 10.7%. After well payout, the Company’s working interest and net revenue interest will increase to approximately 23.8% and 17.5%, respectively. The second well has been drilled and is being completed. It is expected to go to sales within the next month. The third well began drilling within the last week.

Cook Mountain Gas Project, Liberty County, Texas – This project generated approximately 5% of the Company’s second quarter 2005 daily production (187 BOE per day) and represented approximately 1% of its reserve value as of December 31, 2004.

The Company budgeted approximately $0.9 million for the Cook Mountain gas project in 2005 for the drilling and completion of 4 wells. All 4 wells have been drilled. One well was a dry hole, 1 well is awaiting completion, and 2 wells are on production. Parallel owns a 4.2% working interest in 1 producing well and a 1.4% working interest in the other producing well.

A fifth well is being planned based on a new prospect.

North Texas

Barnett Shale Gas Project, Tarrant County, Texas – This project did not contribute to the Company’s daily production or reserve value during the first half of 2005.

Parallel’s Barnett Shale gas project is located east of downtown Ft. Worth, in Tarrant County, Texas, between the Newark East Barnett Shale gas field to the north in Tarrant County and the Cleburne Barnett Shale gas field to the south in Johnson County. The Company’s current leasehold position in the project is approximately 10,000 gross (2,300 net) acres.

The partner group, which is led by Dallas based Dale Resources, LLC and Parallel, has completed the first phase of a pipeline system which will form the central point of the field gathering system, linking the initial well pad and a major transmission line. As Parallel reported in its last Operations Update on May 9, 2005, the first 3 wells of the initial 4-well horizontal program were to be drilled from the same drilling pad, prior to initiating any completion operations, due to surface constraints and associated safety issues. All 3 wells have now been drilled and cased. The fourth well, which was drilled from a separate pad, has also been drilled and cased. Completion operations utilizing multi-stage, lite-sand water-fracs are now complete on 3 of the 4 wells. The first well went to sales on July 10th at an initial rate greater than 4,000 Mcf of gas per day and is currently producing approximately 5,600 Mcf per day. The second well has also been completed and is currently flowing back frac-load, with anticipated first sales within a few days. Multi-stage fracture stimulation of the third well on the pad has been completed and is currently flowing back frac-load, with anticipated first sales within a week. The fourth well is awaiting completion. Parallel’s working interest in each of the four wells is 40% before payout and 28% after payout.

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Parallel Petroleum Announces Operations Update

August 2, 2005

The Company has also participated, through an acreage contribution, in the drilling and completion of the Parrot No. 1 horizontal well, which is operated by Four Sevens, a Ft. Worth based operator. The Parrot No. 1 began flowing to sales on July 6th at an initial rate of approximately 5,100 Mcf of gas per day, after a multi-stage frac several weeks prior. Currently, the well is flowing at a rate of approximately 3,700 Mcf per day. Parallel’s working interest in this well is 20% before payout and 14% after payout. A second Four Sevens operated well is expected to be drilled during the fourth quarter 2005. Parallel’s working interest in the well will be 20% before payout and 14% after payout.

The estimated cost to drill and complete a horizontal well is approximately $2.0 million. Based upon the results of the initial wells, this project has become a multi-well, long-life gas project that will be developed over the next three to five years. In order to accelerate development, Dale Resources, LLC and the partner group, which includes Parallel, has executed a two year drilling contract with Pioneer Drilling Company (AMEX: PDC). The rig should be on location in October 2005. Wellbores are being oriented to accommodate possible future down-spacing.

The Company budgeted approximately $7.6 million for the Barnett Shale gas project in 2005 for the drilling and completion of 7 new wells, pipeline construction and leasehold acquisition.

Other Projects

Utah/Colorado CBM (Coal Bed Methane) Gas/Conventional Oil & Gas Projects – This project does not yet contribute to the Company’s current daily production or reserve value.

Parallel has increased its leasehold acreage position in this project to approximately 138,000 gross acres. It is a multiple zone project consisting of both oil and gas targets at a depth of less than 6,000 feet. Seismic and geological data evaluation on this project continues. Due to permitting delays, Parallel now expects to drill a test well before year end.

The Company budgeted approximately $1.4 million for this project in 2005 for the drilling and completion of 1 well, seismic and leasehold acquisition, and multiple core test holes for coal-bed methane potential. Parallel owns and operates 100% of this project.

East Texas Cotton Valley Reef Gas Project – This project does not yet contribute to the Company’s current daily production or reserve value.

This 3-D seismic gas project is a higher risk profile than the Company’s other projects. The objective is the Cotton Valley barrier reef facies found between depths of approximately 16,000 and 18,000 feet. The project consists of approximately 5,000 gross (650 net) acres.

The first well was drilled to a total depth of 18,100 feet during 2004, finding a non-porous Cotton Valley Reef interval. A completion attempt in the Cotton Valley sands was unsuccessful. The Travis Peak sands have been completed with a large frac stimulation. The well has begun selling gas at an initial flow rate of 541 Mcf per day.

The operator is re-evaluating seismic to help determine other drilling locations with optimal porosity potential from all potential pay zones.

Parallel budgeted approximately $1.1 million for the Cotton Valley Reef gas project in 2005 for the drilling of 1 well and additional leasehold acquisition. Parallel owns an approximate 13.125% working interest in this project.

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Parallel Petroleum Announces Operations Update

August 2, 2005

Daily Production - Second Quarter 2005, Compared to First Quarter 2005 and Second Quarter 2004

	2Q 2005	1Q 2005	2Q 2004	2Q 2005	2Q 2005
AREA/PROPERTY	Actual BOE per day	Actual BOE per day	Actual BOE per day	Compared to 1Q 2005 % Change	Compared to 2Q 2004 % Change
Permian Basin
Fullerton San Andres	1,545	1,583	1,369	-2%	13%
Diamond M Shallow (a)	77	110	79	-30%	-3%
Diamond M Canyon Reef (b)	203	138	118	47%	72%
Carm-Ann San Andres / N. Means Queen (c)	351	215	—	63%	N/A
New Mexico (d)	98	50	10	96%	880%
Other Permian Basin (e)	340	351	381	-3%	-11%
Total	2,614	2,447	1,957	7%	34%
Onshore Gulf Coast of South Texas
Yegua/Frio	650	714	774	-9%	-16%
Wilcox (f)	230	31	—	642%	N/A
Cook Mountain	187	219	274	-15%	-32%
Total	1,067	964	1,048	11%	2%
GRAND TOTAL	3,681	3,411	3,005	8%	22%

(a) 1Q 2005 - initiated conversion of producing wells to injection wells
(b) 2Q 2005 - initiated deepening program
(c) 2Q 2005 - initiated workover and drilling program
(d) 2Q 2005 - reflects results of horizontal Wolfcamp completion
(e) 1Q 2005 - sold 60 BOE per day, related to certain non-core assets, for $2.5 million
(f) 1Q 2005 - drilled discovery well

Management Comments

Larry C. Oldham, Parallel’s President, commented, “The Company’s second quarter 2005 daily production volumes were up 22% compared to the second quarter 2004. The 22% increase is due to the 34% increase in daily production volumes associated with the Company’s long-life Permian Basin assets and the 2% increase in daily production volumes associated with the Company’s short-life Gulf Coast assets.”

Oldham further commented, “Recent production additions associated with the Company’s 2005 capital investment activities occurred late in the second quarter 2005 and had minimal effect on total second quarter 2005 daily production volumes. As shown in the table above, second quarter 2005 daily production volumes compared to the first quarter 2005 daily production volumes were up 8% primarily due to the following reasons: In the Permian Basin, production from the Fullerton San Andres property was down 2% because new wells drilled were completed late in the second quarter of 2005, compared to the drilling of six wells in the fourth quarter of 2004; production from our Diamond M Shallow property was down 30% because producing wells were converted to injectors, and the Diamond M Canyon Reef production was up 47% due to completions associated with well deepenings; production at Carm-Ann/N. Means was up 63% as a result of the drilling and completion of 13 new wells; and production associated with our other Permian Basin properties decreased approximately 3%. Also, contributing to our second quarter 2005 increase in daily production volumes was the Wilcox discovery onshore the Gulf Coast of Texas during the first quarter of 2005, offset by the 9% decline in the Yegua/Frio and 15% decline in the Cook Mountain projects.”

In a final comment, Oldham stated, “As we accelerate our capital investment in the second half of 2005, we expect production and reserves to continue to increase in future quarters.”

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Parallel Petroleum Announces Operations Update

August 2, 2005

Earnings Release, Conference Call and Webcast Information

Parallel’s announcement of its financial results for the second quarter ended June 30, 2005, is expected to be released on Wednesday morning, August 3, 2005, prior to the conference call. The Company’s management will host a conference call to discuss its financial and operational results for the second quarter ended June 30, 2005, on Wednesday, August 3, 2005, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 1-866-831-5605 or 1-617-213-8851, Participant Passcode 39333406, at least five minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 1-888-286-8010 or 1-617-801-6888, Passcode 86188362. A written transcript of the conference call, and the supporting slide presentation, will be available on the Company’s web site Presentation page at http://phx.corporate-ir.net/phoenix.zhtml?c=79538&p=irol-presentations.

The Company

Parallel Petroleum Corporation is headquartered in Midland, Texas and is an independent energy company primarily engaged in the acquisition, development, exploration and production of oil and gas using enhanced oil recovery techniques and 3-D seismic technology. Additional information on Parallel Petroleum Corporation is available at http://www.plll.com.

This release contains forward-looking statements subject to various risks and uncertainties that could cause the company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to the results of exploratory drilling activity, the company’s growth strategy, changes in oil and natural gas prices, operating risks, availability of drilling equipment, outstanding indebtedness, changes in interest rates, dependence on weather conditions, seasonality, expansion and other activities of competitors, changes in federal or state environmental laws and the administration of such laws, and the general condition of the economy and its effect on the securities market. While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

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